Exhibit 99.1

AÉROPOSTALE PROVIDES BUSINESS UPDATE

Announces New Cost Reduction Program

Reiterates Fourth Quarter Guidance

New York, New York, January 12, 2015 -- Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual apparel for young women and men, today provided a business update in which it announces plans to institute a new cost reduction program, and in which it reiterates fourth quarter guidance.

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Plans to optimize cost structure - Following a strategic business review, the Company has instituted an aggressive new cost reduction program targeting both direct and indirect spending across the organization. The Company expects this new program to generate approximately $35 million to $40 million in annualized pre-tax savings which is expected to be achieved in fiscal 2016. The Company estimates that it will record pre-tax cash expenses of approximately $1.5 million during fiscal 2015 related to this program.

•	Reduces corporate headcount - As part of its new cost reduction program, Aéropostale plans to reduce corporate headcount by approximately 100 positions, or 13%, by the end of fiscal 2015.

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Reaffirms fourth quarter 2015 outlook - The Company continues to expect fourth quarter 2015 operating losses in the range of $0.0 million to $10.0 million, which translates to a net loss in the range of $0.04 to $0.17 per diluted share. The effective tax rate for the fourth quarter is still projected to be 0%. This earnings guidance does not include the impact of the aforementioned headcount reductions, and as previously announced, any store impairments, accelerated store closure costs, lease buyout costs, or real estate consulting fees.

Julian R. Geiger, Chief Executive Officer, commented, “The decisions that led to the actions we announced today are a result of our focus on Aéropostale’s future, and our goal of returning to profitability. The reiteration of our fourth quarter guidance demonstrates sequential improvement from a sales and operating loss perspective. We are building upon areas of progress and continue to work to improve our business. We look forward to discussing our plans for 2016 on our next earnings call.”

In addition to the aforementioned business update, the Company announces that Julian R. Geiger, the Company’s Chief Executive Officer, has voluntarily relinquished 1,000,000 stock options, previously granted to him by the Company. These shares will now be utilized by the Company solely for the purposes of motivating and retaining other key members of the organization.

About Aéropostale, Inc.
Aéropostale, Inc. is a specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale stores and website and 4 to 12 year-olds through its P.S. from Aéropostale stores and website. The Company provides customers with a focused selection of high quality fashion and fashion basic merchandise at compelling values in an exciting and customer friendly store environment. Aéropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise, other than in licensed stores. Aéropostale products can be purchased in Aéropostale stores and online at www.aeropostale.com. P.S. from Aéropostale products can be purchased in P.S. from Aéropostale stores, in certain Aéropostale stores and online at www.ps4u.com and www.aeropostale.com. The Company currently operates 758 Aéropostale® stores in 50 states and Puerto Rico, 41 Aéropostale stores in Canada and 25 P.S. from Aéropostale® stores in 12 states. In addition, pursuant to various licensing agreements, the Company's licensees currently operate 309 Aéropostale® and P.S. from Aéropostale® locations in the Middle East, Asia, Europe, and Latin America. Since November 2012, Aéropostale, Inc. has operated GoJane.com, an online women's fashion footwear and apparel retailer. GoJane products can be purchased online at www.gojane.com.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" MADE IN RELIANCE UPON THE SAFE HARBOR PROVISIONS OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, CONCERNING EXPECTED BENEFITS OF THE COST REDUCTION PROGRAM AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS STRATEGIES; RISKS ASSOCIATED WITH THE COMPANY’S ABILITY TO IMPLEMENT AND REALIZE THE ANTICIPATED BENEFITS OF THE COMPANY’S STRATEGIC INITIATIVES AND COST REDUCTION PROGRAM; RISKS ASSOCIATED WITH OUR ABILITY TO REGAIN COMPLIANCE WITH THE NYSE MINIMUM TRADING PRICE AND AVERAGE GLOBAL MARKET CAPITALIZATION LISTING STANDARDS, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.